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                                                                    EXHIBIT 11.1

                             PYRAMID BREWERIES INC.

                         EARNINGS PER SHARE COMPUTATION

                                   THREE MONTHS ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,
                                   --------------------------     -------------------------
                                                    1995                           1995
                                       1996      (PRO FORMA)          1996      (PRO FORMA)
                                   --------------------------     -------------------------
Income Before Income Taxes ......   $1,735,614   $1,688,610        $2,484,924   $2,598,887
Plus Interest Expense ...........           --       79,592              --        120,958
                                    ----------   ----------        ----------   ----------
Income Before Income Taxes ......    1,735,614    1,768,202(1)      2,484,924    2,719,845(1)
Income Tax Provision ............      553,868      617,102(1)        740,383      949,226(1)
                                    ----------   ----------        ----------   ----------
Net Income for EPS Calculation ..   $1,181,746   $1,151,100        $1,744,541   $1,770,619
                                    ==========   ==========        ==========   ==========

Weighted average common shares
outstanding .....................    8,200,000    6,200,000         8,200,000    6,200,000
Pro Forma shares issued to
 retire debt and repay
 stockholder notes ..............           --      585,938(2)             --      560,156(2)
                                    ----------   ----------        ----------   ----------

Shares Outstanding ..............    8,200,000    6,785,938         8,200,000    6,760,156
                                    ==========   ==========        ==========   ==========

Earnings per Share ..............   $     0.14   $     0.17        $     0.21   $     0.26
                                    ==========   ==========        ==========   ==========

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(1) Pro forma net income represents the Company's reported income before income taxes, plus interest expense, less a pro forma income tax provision that would have been applicable had the Company been taxed as a C corporation. The Company had elected to be treated as an S corporation from January 1, 1993 until prior to the closing date of the Offering and, as a result, was not subject to federal and certain state income taxes.

(2) Pro forma shares issued to retire debt and repay stockholder notes represents the number of shares of Common Stock which would be required to be sold to repay the $6.0 million notes issued by the Company to its stockholders in payment of a dividend representing the distribution of retained S corporation earnings and retire outstanding debt.

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